UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2015

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                        Regulation FD Disclosure.

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific references in such a filing. The furnishing of the information in this report, including the exhibits furnished herewith, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information. Unless the context otherwise requires, references in this current report on Form 8-K to the “Registrant,” “Company,” “we,” “our” and “us” refer to Eldorado Resorts, Inc. and its consolidated subsidiaries.

Preliminary operating results for quarter ended June 30, 2015

Although our results of operations for the quarter ended June 30, 2015 are not yet available, the following reflects our current expectations for that period:  We expect consolidated net revenues in the range of $180 million to $185 million for the quarter ended June 30, 2015, compared to pro forma consolidated net revenues of $186.6 million for the quarter ended June 30, 2014, after giving effect to the Merger and we expect consolidated Adjusted EBITDA in the range of $35.5 million to $37.5 million for the quarter ended June 30, 2015. Pro forma Adjusted EBITDA after giving effect to the Merger was $35.4 million for the quarter ended June 30, 2014.

The estimates set forth above are based solely on currently available information, which is subject to change and have not been reviewed by our independent auditors. We have not finalized our financial statement closing process or the audit of financial statements for the quarter ended June 30, 2015. During the course of this process we may identify items that would require us to make adjustments to our preliminary operating results described above.  As a result, the discussion above constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments to our preliminary operating results and the risk factors highlighted in our public filings.

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. Adjusted EBITDA represents (losses) earnings before interest expense (income), income tax expense (benefit), depreciation and amortization, corporate management fee, (loss) gain on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, acquisition/strategic transaction costs, gain on retirement of supplemental executive retirement plan assets, change in fair value of supplemental executive retirement plan assets, foreign currency transaction (gain) loss and other expenses to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide Adjusted EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of the Company’s debt agreements.

Item 8.01.                                        Other Events.

On July 13, 2015, the Company issued a press release announcing it has commenced a cash tender offer and consent solicitation for outstanding notes of its wholly-owned subsidiaries. A copy of the press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference to this Item 8.01.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit No.	Description

99.1	Press Release dated July 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELDORADO RESORTS, INC., a Nevada corporation

Date: July 13, 2015	By:
/s/ Gary L. Carano
		Name:	Gary L. Carano
		Title:	Chief Executive Officer